Exhibit 99.3

9335 Harris Corners Parkway

Suite 300

Charlotte, NC 28269

Polymer Group Acquires Providência

World’s Leading Nonwovens Company Adds Brazilian Nonwovens Manufacturer

to Support Global Growth Strategy

CHARLOTTE, N.C. – June 11, 2014 – Polymer Group, Inc. (PGI) today announced that it has acquired a controlling interest in Companhia Providência Indústria e Comércio [Bovespa: PRVI3] (“Providência”), a Brazilian-based manufacturer of nonwovens used in personal hygiene, healthcare and industrial applications. The acquisition is another significant milestone in PGI’s strategy of accelerated global growth, as Providência’s leadership in Latin America enables PGI to serve an even broader range of customers in the Americas and globally.

For PGI, the world leader in nonwovens, the addition of Providência creates opportunities for both companies to explore products, technologies and services to better meet customers’ needs through an unbeatable combination of innovation, quality and service. Providência will immediately begin operating under the PGI brand name.

“Providência has built a strong business on its commitment to long-term relationships with its customers and innovative products and technologies for the hygiene, healthcare and industrial segments,” said J. Joel Hackney Jr., Chief Executive Officer for PGI. “We believe this is the right time for this acquisition as it positions PGI for continued, accelerated growth in Latin America and across the globe. PGI and Providência are stronger together.”

PGI welcomes Hermínio Vicente Smania de Freitas, Chief Executive Officer at Providência, to the leadership of PGI, and the Providência team to the PGI family. De Freitas joins PGI as President of PGI’s South America Region, which includes Argentina, Brazil, and Colombia. He will also continue to serve as CEO of Providência. Scott Tracey will serve as President of PGI’s North America Region, which includes Canada, Mexico, and the U.S.

“At PGI we’re committed to successfully executing our growth strategy through the achievement of economic leadership, growth in new applications, winning in emerging markets, and developing and recruiting top talent,” said Hackney. “This acquisition supports that strategy, as we work to create a safer, cleaner, and healthier world.”

Click here to learn more about PGI’s innovative products and technologies.

About PGI

PGI is a global, technology-driven developer, producer and marketer of engineered materials, and one of the world’s leading producers of nonwovens. With 24 locations in 14 countries, an employee base of approximately 5,000 employees and the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. PGI’s manufacturing facilities are strategically located near many key customers, working closely with them to provide engineered solutions to meet increasing demand for more sophisticated products.

About Providência

Founded in 1963, Providência is a leader in the manufacture and sales of nonwovens in Brazil with a presence in the Americas and operating globally. The company’s innovative technologies for nonwovens manufacturing serve a broad range of customers, particularly in the hygiene, healthcare and industrial sectors.

Media Contact:

Mark Van Hook

Capstrat for PGI

P: 919.745.3689

E: mvanhook@capstrat.com

Financial Contact:

Dennis Norman

Executive Vice President & Chief Financial Officer

Polymer Group, Inc.

P: 704.697.5186

E: normand@pginw.com